Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

BY AND BETWEEN

SANCHEZ ENERGY CORPORATION

AND

INTREPID PRIVATE EQUITY V-A, LLC

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of March 1, 2017, by and between Sanchez Energy Corporation, a Delaware corporation (the “Corporation”), and Intrepid Private Equity V-A, LLC, a Delaware limited liability company (“Intrepid”).

WHEREAS, this Agreement is entered into in connection with the closing of the issuance of the Intrepid Allocated Shares (as defined below) and the Intrepid Warrants (as defined below) to Intrepid pursuant to the Amended and Restated Securities Purchase Agreement, dated as of February 28, 2017 (the “Purchase Agreement”), the GSO Funds (as defined below) and Intrepid; and

WHEREAS, the Corporation has agreed to provide the registration and other rights set forth in this Agreement for the benefit of Intrepid pursuant to the Purchase Agreement; and

WHEREAS, it is a condition to the obligations of Intrepid and the Corporation under the Purchase Agreement that this Agreement be executed and delivered.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01      Definitions.  Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement.  The terms set forth below are used herein as so defined:

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person.

“Agreement” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Board” means the Board of Directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by law or other governmental action to close.

“BX Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and between Sanchez Energy Corporation and Aguila Production HoldCo, LLC.

“Common Shares” means the shares of common stock, par value $0.01 per share, of the Corporation (including the attached Rights).

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether though the ownership of voting securities, by contract or otherwise.  The terms “Controlled” and “Controlling” shall have correlative meanings.

“Corporation” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 19, 2011, by and between the Corporation and Sanchez Energy Partners I, LP.

“Freely Tradable” means, with respect to any security, that such security is no longer subject to the restrictions on trading under the provisions of Rule 144 under the Securities Act (or any successor rule or regulation to Rule 144 then in force), including volume and manner of sale restrictions, and the current public information requirement of Rule 144(c) (or any successor rule or regulation to Rule 144 then in force) no longer applies.

“Governmental Authority” means any federal, state, local or foreign government, or other governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“GSO” means GSO Capital Partners LP, a Delaware limited partnership.

“GSO Funds” means the funds managed by GSO that are identified in Exhibit M to the Purchase Agreement.

“GSO Registration Rights Agreement” means the Registration Rights Agreement, dated as of March 1, 2017, by and between the Corporation and the GSO Funds.

“Holder” means the record holder of any Registrable Securities.

“Included Registrable Securities” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Intrepid” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Intrepid Allocated Shares” means the 45,000 shares of Common Shares (including the attached Rights) to be issued by the Corporation to Intrepid pursuant to the Purchase Agreement.

“Intrepid Warrants” means the warrant, and all warrants issued upon division or combination of, or in substitution for the warrant, issued pursuant to the Warrant to Purchase Common Shares, dated as of March 1, 2017, between the Corporation and Intrepid.

“Law” means any statute, law, ordinance, regulation, rule, order, code, governmental restriction, decree, injunction or other requirement of law, or any judicial or administrative interpretation thereof, of any Governmental Authority.

“Losses” has the meaning specified therefor in Section 2.05(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager of such Underwritten Offering.

“NYSE” means The New York Stock Exchange, Inc.

“Opt-Out Notice” has the meaning specified therefor in Section 2.01(a) of this Agreement.

 “Person” means an individual or a corporation, limited liability company, corporation, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Purchase Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Registrable Securities” means the Intrepid Allocated Shares (including the attached Rights) and the Common Shares (including the attached Rights) issued or issuable upon the exercise of the Intrepid Warrants, and includes any type of ownership interest issued to the Holder as a result of Section 3.04 of this Agreement.

“Registration Expenses” has the meaning specified therefor in Section 2.04(b) of this Agreement.

“Required Holders” means Holders of greater than 50% of the Registrable Securities.

“Rights” means the preferred stock purchase rights that automatically attach to each Common Share pursuant to the SN Rights Plan.

“SEC” means the U.S.  Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selling Expenses” has the meaning specified therefor in Section 2.04(b) of this Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities under a registration statement pursuant to the terms of this Agreement.

“Selling Holder Indemnified Persons” has the meaning specified therefor in Section 2.05(a) of this Agreement.

“Shelf Registration Statement” means a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect).

“SN Rights Plan” means that certain Rights Agreement, dated as of July 28, 2015, between the Corporation and Continental Stock Transfer & Trust Company, as rights agent, including the exhibits attached thereto, as such Rights Agreement may be amended, modified or supplemented from time to time.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Registrable Securities are sold to one or more underwriters on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

Section 1.02      Registrable Securities.  Any Registrable Security shall cease to be a Registrable Security at the earliest of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the SEC and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been sold or disposed of (excluding transfers or assignments by a Holder to an Affiliate) pursuant to Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) under circumstances in which all of the applicable conditions of Rule 144 (as then in effect) are met; (c) when such Registrable Security is held by the Corporation or one of its Affiliates; or (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.07 hereof.  In addition, any Registrable Security will cease to be a Registrable Security upon the date that such security is Freely Tradable.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01      Piggyback Rights.

(a)       Participation.  So long as a Holder has Registrable Securities if (x) the Corporation proposes to file (i) a shelf registration statement other than a registration statement on Forms S-4 or S-8 and any successor forms, (ii) a prospectus supplement to an effective Shelf Registration Statement relating to the sale of equity securities of the Corporation and Holders may be included without the filing of a post-effective amendment thereto, or (iii) a registration statement, other than a registration statement on Forms S-4 or S-8 and any successor forms, in each case, for the sale of Common Shares in an Underwritten Offering for its own account or that of another Person, or both, and (y) such filing would permit inclusion of securities pursuant to Section 2.04 of the GSO Registration Rights Agreement, then promptly following the selection of the Managing Underwriter for such Underwritten Offering, the Corporation shall give notice of such Underwritten Offering to each Holder (together with its Affiliates) and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if the Corporation has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Shares in the Underwritten Offering, then (x) if no Registrable Securities can be included in the

Underwritten Offering in the opinion of the Managing Underwriter, the Corporation shall not be required to offer such opportunity to the Holders or (y) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the Managing Underwriter, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.01(b).  Any notice required to be provided in this Section 2.01(a) to Holders shall be provided on a Business Day and receipt of such notice shall be confirmed by the Holder.  Each such Holder shall then have three Business Days (or two Business Days in connection with any overnight or bought Underwritten Offering) after notice has been delivered to request in writing the inclusion of Registrable Securities in the Underwritten Offering.  If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering.  If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Corporation shall determine for any reason not to undertake or to delay such Underwritten Offering, the Corporation may, at its election, give written notice of such determination to the Selling Holders and, (1) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities as part of such Underwritten Offering for the same period as the delay in the Underwritten Offering.  Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Corporation of such withdrawal at or prior to one Business Day before the time of pricing of such Underwritten Offering.  Any Holder may deliver written notice (an “Opt-Out Notice”) to the Corporation requesting that such Holder not receive notice from the Corporation of any proposed Underwritten Offering; provided,  however, that such Holder may later revoke any such Opt-Out Notice in writing prior to one Business Day before the time of pricing of such Underwritten Offering.  Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Corporation shall not be required to deliver any notice to such Holder pursuant to this Section 2.01(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings by the Corporation pursuant to this Section 2.01(a).

(b)       Priority.  If the Managing Underwriter of any proposed Underwritten Offering of Common Shares included in an Underwritten Offering involving Included Registrable Securities advises the Corporation that the total amount of Common Shares that the Selling Holders and any other Persons intend to include in such offering exceeds the number of Common Shares that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Shares offered or the market for the Common Shares, then the Common Shares to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter advises the Corporation can be sold without having such adverse effect, with such number to be allocated (i) first, to the Corporation or other party or parties requesting or initiating such registration, (ii) second, by the holders of Corporation securities that have requested participation in such Underwritten Offering under the Existing Registration Rights Agreement and (iii) third, by the Selling Holders who have requested participation in such Underwritten Offering and by the other holders of Common Shares (other than holders of Registrable Securities) with registration rights pursuant to the BX Registration Rights Agreement, the GSO Registration Rights Agreement or otherwise entitling them to participate in such Underwritten Offering, allocated among such Selling Holders and other holders pro rata on the basis of the number of Registrable Securities or Common Shares held by each applicable Selling Holder or other holder or in such manner as they may agree.

Section 2.02      Cooperation by Holders.

The Corporation shall have no obligation to include Registrable Securities of a Holder in a registration statement or in an Underwritten Offering pursuant to Section 2.01(a) who has failed to timely furnish after receipt of a written request from the Corporation such information that the Corporation determines, after consultation with its counsel, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.03      Restrictions on Public Sale by Holders of Registrable Securities.

To the extent requested by the Managing Underwriter, each Holder of Registrable Securities that participates in an Underwritten Offering will enter into a customary letter agreement with underwriters providing such Holder will not effect any public sale or distribution of Registrable Securities during the 60 calendar-day period beginning on the date of a prospectus or prospectus supplement filed with the SEC with respect to the pricing of any Underwritten Offering, provided that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Corporation or the officers, directors or any other Affiliate of the Corporation on whom a restriction is imposed and (ii) the restrictions set forth in this Section 2.03 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder.  In addition, this Section 2.03 shall not apply to any Holder that is not entitled to participate in such Underwritten Offering, whether because such Holder delivered an Opt-Out Notice prior to receiving notice of the Underwritten Offering or because the Registrable Securities held by such Holder may be disposed of without restriction pursuant to Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect).

Section 2.04      Expenses.

(a)     Expenses.  The Corporation shall pay all reasonable Registration Expenses as determined in good faith by the Board, including, in the case of an Underwritten Offering, the Registration Expenses of an Underwritten Offering, regardless of whether any sale is made pursuant to such Underwritten Offering.  Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.  For the avoidance of doubt, each Selling Holder’s pro rata allocation of Selling Expenses shall be the percentage derived by dividing (i) the number of Registrable Securities sold by such Selling Holder in connection with such sale by (ii) the aggregate number of Registrable Securities sold by all Selling Holders in connection with such sale.  In addition, except as otherwise provided in Sections 2.04 and 2.04 hereof, the Corporation shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

(b)     Certain Definitions.  “Registration Expenses” means all expenses incident to the Corporation’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Error! Reference source not found. or an Underwritten Offering covered under this Agreement, and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, Inc., fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes, and the fees and disbursements of counsel and independent public accountants for the Corporation, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance, and the reasonable fees and disbursements of one counsel for the Selling Holders participating in such Registration Statement or Underwritten Offering to effect the disposition of such Registrable Securities (not to exceed $75,000 per filing or offering, as applicable), selected by the Holders of a majority of the Registrable Securities initially being registered under such Registration Statement or other registration statement as contemplated by this Agreement, subject to the reasonable consent of the Corporation.  “Selling Expenses” means all underwriting discounts and selling commissions or similar fees or arrangements allocable to the sale of the Registrable Securities, and fees and disbursements of counsel to the Selling Holders, except for the reasonable fees and disbursements of counsel for the Selling Holders required to be paid by the Corporation pursuant to Sections 2.04 and 2.04.

Section 2.05      Indemnification.

(a)     By the Corporation.  In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Corporation shall indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, employees, agents and Affiliates and each Person, if any, who controls such Selling Holder or its Affiliates within the meaning of the Securities Act and the Exchange Act, and its directors, officers, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) such registration statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and shall reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Corporation shall not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in such registration statement or such other registration statement, or prospectus supplement, as applicable.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(b)     By Each Selling Holder.  Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Corporation, its directors, officers, employees and agents and each Person, if any, who controls the Corporation within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents, to the same extent as the foregoing indemnity from the Corporation to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in such registration statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)     Notice.  Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.04.  In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof.  The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.04 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred.  Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party.

(d)     Contribution.  If the indemnification provided for in this Section 2.04 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification.  The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein.  The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)     Other Indemnification.  The provisions of this Section 2.04 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.06      Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Corporation agrees to use its reasonable best efforts to:

(a)     make and keep public information regarding the Corporation available, as those terms are understood and defined in Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect), at all times from and after the date hereof;

(b)     file with the SEC in a timely manner all reports and other documents required of the Corporation under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)     so long as a Holder owns any Registrable Securities, furnish, unless otherwise available electronically at no additional charge via the SEC’s EDGAR system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Corporation, and such other reports and documents as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.

Section 2.07      Transfer or Assignment of Registration Rights.

The rights to cause the Corporation to register Registrable Securities granted to Intrepid by the Corporation under this Article II may be transferred or assigned by Intrepid to one or more transferees or assignees of Registrable Securities without the consent of the Corporation; provided, however, that, other than in the case of transfers or assignments to funds or accounts managed, advised or sub-advised by Intrepid or its Affiliates, (a) the Corporation is given written notice prior to any said transfer or assignment, stating the name and address of each of the transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned and (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of Intrepid under this Agreement.

Section 2.08      Limitation on Subsequent Registration Rights.

From and after the date hereof, the Corporation shall not, without the prior written consent of the Required Holders, enter into any agreement with any current or future holder of any equity securities of the Corporation that would allow such current or future holder to require the Corporation to include equity securities in any registration statement filed by the Corporation on a basis that is superior in any respect to the piggyback rights granted to the Holders pursuant to Section 2.01.

ARTICLE III

MISCELLANEOUS

Section 3.01      Communications.

All notices and other communications provided for or permitted hereunder shall be made in writing by electronic mail, courier service or personal delivery:

(a)	if to Intrepid:

Intrepid Private Equity V-A, LLC

c/o Intrepid Private Equity Fund GP, LLC

540 Madison Avenue, 21st Floor

New York, NY 10022

Attention: Christopher Winchenbaugh

Email: Winchenbaugh@intrepidfp.com

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.

910 Louisiana St.

Houston, TX 77002

Attention:        Felix Phillips

Jeremy Moore

Email: felix.phillips@bakerbotts.com

jeremy.moore@bakerbotts.com

(b)       if to a transferee of Intrepid, to such Holder at the address provided pursuant to Section 2.07 above; and

(c)       if to the Corporation:

Sanchez Energy Corporation

1000 Main Street, Suite 3000

Houston, Texas 77002

Attention: Gregory Kopel

Email: gkopel@sanchezog.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Attention: Matthew R. Pacey

Email: matt.pacey@kirkland.com

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via electronic mail; and when actually received, if sent by courier service or any other means.

Section 3.02      Successor and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03      Assignment of Rights.

All or any portion of the rights and obligations of Intrepid under this Agreement may be transferred or assigned by Intrepid only in accordance with Section 2.07 hereof.

Section 3.04      Recapitalization, Exchanges, Etc. Affecting the Common Shares.

The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Corporation or any successor or assign of the Corporation (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, share splits, recapitalizations, pro rata distributions of shares and the like occurring after the date of this Agreement.

Section 3.05      Specific Performance.

Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of this right shall not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.06      Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, including facsimile or .pdf counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.07      Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.08      Governing Law.

This Agreement, including all issues and questions concerning its application, construction, validity, interpretation and enforcement, shall be construed in accordance with, and governed by, the laws of the State of Delaware.

Section 3.09      Severability of Provisions.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.10      Entire Agreement.

This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Corporation set forth herein.  This Agreement and the Purchase Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11      Amendment.

This Agreement may be amended only by means of a written amendment signed by the Corporation and the Required Holders; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the prior written consent of such Holder.

Section 3.12      No Presumption.

If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.13      Obligations Limited to Parties to Agreement.

Each of the parties hereto covenants, agrees and acknowledges that no Person other than Intrepid (and its permitted transferees and assignees) and the Corporation shall have any obligation hereunder.  No recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of Intrepid or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of Intrepid or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate thereof, as such, for any obligations of Intrepid under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any transferee or assignee of Intrepid hereunder.

Section 3.14      Interpretation.

Article and Section references are to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The words “include,” “includes” and “including” or words of similar import shall be deemed to be followed by the words “without limitation.” Whenever any determination, consent or approval is to be made or given by Intrepid (and its transferees or assignees) under this Agreement, such action shall be in Intrepid’s (and its transferees or assignees) sole discretion unless otherwise specified.  Unless expressly set forth or qualified otherwise (e.g., by “Business” or “trading”), all references herein to a “day” are deemed to be a reference to a calendar day.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

SANCHEZ ENERGY CORPORATION

By:	/s/ Howard J. Thill
Name:	Howard J. Thill
Title:	Executive Vice President and Chief Financial Officer

INTREPID PRIVATE EQUITY V-A, LLC

By:	Intrepid Private Equity Fund GP, LLC, its manager

By:	/s/ Hugh E. McGee III
Name:	Hugh E. McGee III
Title:	Managing Member